Exhibit (5)(o)

UBS Asset Management (Americas) Inc. 1285 Avenue of the Americas 12th Floor New York, NY 10019 www.ubs.com

January 25, 2016

Mr. James Langham

Managing Director

UBS Financial Services Inc.

1200 Harbor Boulevard

Weehawken, NJ 07086

Re:	Amendment to Selected Dealer Agreement for UBS Money Series – Investor Series Adding UBS Prime Investor Fund

Dear Jim:

We wish to amend “Schedule A – List of Funds” to the Selected Dealer Agreement dated September 18, 2008, between UBS Financial Services Inc. and UBS Asset Management (US) Inc. (formerly known as UBS Global Asset Management (US) Inc., “UBS AM-US”) with respect to the Investor Series of UBS Money Series, as previously amended (the “Agreement”). The purpose of this amendment is (1) to add a new fund, namely UBS Prime Investor Fund by replacing Schedule A to the Agreement with the revised Schedule A that is attached to this letter and (2) to replace references in the Agreement to “UBS Global Asset Management (US) Inc.” with “UBS Asset Management (US) Inc.”

Please indicate your acceptance of these changes by executing two copies of this letter, returning one to us and retaining one copy for your record. Upon your acceptance, (1) Schedule A will be replaced with the revised version attached below, effective as of January 25, 2016, and (2) references to our name in the Agreement will be deemed to be updated as indicated in the preceding paragraph.

Regards,

UBS ASSET MANAGEMENT (US) INC.

By:	/s/ Keith A. Weller	By:	/s/ Eric Sanders
Name: Keith A. Weller		Name: Eric Sanders
Title: Executive Director		Title: Director

Accepted and Agreed to:

UBS FINANCIAL SERVICES INC.

By:	/s/ James Langham	By:	/s/ Mirko Joldzic
Name: James Langham		Name: Mirko Joldzic
Title: Managing Director		Title: Director

(Amended and Restated Schedule A to Selected Dealer Agreement dated as of September 18, 2008, as amended, pertaining to UBS Money Series – Investor Series. This revised Schedule A effective as of January 25, 2016.)

SCHEDULE A

LIST OF FUNDS

UBS Select Prime Investor Fund

UBS Select Treasury Investor Fund

UBS Select Tax-Free Investor fund

UBS Prime Investor Fund